Exhibit 99.1

May 25, 2022

FOR ADDITIONAL INFORMATION

Media	Investors
Christopher Garland	Randy Hulen	Christopher Turnure
Chief Comms Officer	VP, IR and Treasurer	Director, Investor Relations
(952) 905-6805	(219) 647-5688	(614) 404-9426
cgarland@nisource.com	rghulen@nisource.com	cturnure@nisource.com

NISOURCE ANNOUNCES LEADERSHIP CHANGES AND ADDITIONS

Melody Birmingham, William (Bill) Jefferson and Melanie Berman Join Executive Leadership Team

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced the appointments of Melody Birmingham, William (Bill) Jefferson, and Melanie Berman to the company’s executive leadership team, along with a reconfiguration of leadership responsibilities for several others on that team. These changes take effect on July 1.

Melody Birmingham will join the company as NiSource’s executive vice president and chief innovation officer, responsible for the company’s transformation office, information technology, communications, customer, aviation, real estate, corporate security and supply chain management. Birmingham joins from Duke Energy, where she served as senior vice president and chief administrative officer responsible for information technology, enterprise security, administrative services, and the supply chain organization. Prior to that, she served as state president of Duke Energy’s Indiana operations, with responsibilities for the state utilities’ financial performances and customer experiences, in addition to rates and regulatory strategy, government affairs, community relations and economic development.

“With more than 25 years of executive and leadership experience, Melody brings a wealth of knowledge and expertise to NiSource,” said Lloyd Yates, president and CEO of NiSource. “Melody is well-known and highly respected in the utility sector, particularly in Indiana, one of our largest operating territories, and will play a pivotal role in the company’s transformation as we continue to evolve and grow with the changing energy needs of our customers and communities.”

Birmingham holds a Bachelor of Science degree in organizational leadership and management from Purdue University and a Master of Business Administration from Strayer University. She completed the Advanced Management Program at the Harvard Business School. In 2016, Birmingham was awarded an honorary Doctor of Humane Letters degree from Saint Mary-of-the-Woods College in Terre Haute, Ind.

William (Bill) Jefferson is also joining NiSource’s leadership team as executive vice president, operations, and chief safety officer. Jefferson will oversee emergency response, engineering and asset management, environmental health and safety, field operations support, major projects, operational excellence, work management, and contractor support.

Jefferson joins NiSource from STP Nuclear Operating Company, where he served as site vice president. Prior to that, he served as plant general manager and operations director for STP. Earlier in his career, he served as vice president, transmission maintenance and construction at Duke Energy, and also served as vice president of the Harris Nuclear Plant for Progress Energy and vice president of the Turkey Point and St. Lucie nuclear plants for Florida Power and Light.

Jefferson also served in several roles of increasing responsibility with Exelon Generation Company / PECO Energy Company, including plant manager at Susquehanna Electric Company, senior manager of plant engineering at Peach Bottom Atomic Power Station, and manager of reactor services at PECO Nuclear.

Jefferson has more than 35 years of experience in the utility industry. He earned his Bachelor of Science degree in nuclear engineering from Purdue University. He attended the Duke Fuqua Advanced Management Program and earned a senior reactor operator’s license from Peach Bottom nuclear plant.

“Bill brings a depth of knowledge in the areas of safety and operational excellence from the nuclear segment — one of the safest, most stringent, in the world,” Yates said. “With his addition, we plan to drive operational excellence and safety to world-class levels at NiSource and our operating companies.

Once Jefferson joins, Chuck Shafer will lead health, safety and environmental execution, reporting to Jefferson.

The company also announced that Melanie Berman, the company’s senior vice president and chief human resources officer, has been elevated to the executive leadership team, also effective July 1.

“Since joining the company, Melanie has distinguished herself to be a leader of the highest caliber,” Yates continued. “With more than 20 years of experience managing large-scale change, Melanie will have an important voice at our leadership table as the company navigates and evolves through the energy transition.”

Since joining NiSource in June 2021, Berman has partnered with the leadership and the Board’s Compensation and Human Capital Committee to develop a talent strategy, encompassing acquisition and development of talent, succession planning, and executive compensation, at a time when attracting and retaining top talent is critical. In addition, Berman has significantly increased the company’s change management capabilities.

Berman joined NiSource from The Michaels Companies, where she served as executive vice president and chief human resources officer. Prior to that, Berman held the position of vice president of human resources at Anthem in Dallas, TX. She holds a Bachelor of Arts in Psychology from the State University of New York at Albany, and a Master of Science in Industrial Organizational Psychology from Baruch College.

Following the additions of these leaders and roles, the NiSource Executive Leadership team will consist of the following members:

•	Shawn Anderson, SVP and Chief Strategy and Risk Officer

•	Melanie Berman, SVP and Chief Human Resources Officer

•	Melody Birmingham, EVP and Chief Innovation Officer

•	Donald Brown, EVP and Chief Financial Officer

•	Kim Cuccia, General Counsel and Corporate Secretary

•	William Jefferson, EVP Operations and Chief Safety Officer

•	Pablo Vegas, EVP and Group President, NiSource Utilities

“All of the changes we are announcing today are designed to drive clearer lines of accountability across the organization, and to drive excellence in everything we do,” Yates concluded.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully regulated utility companies in the United States, serving approximately 3.2 million natural gas customers and 500,000 electric customers across six states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 7,500 employees are focused on safely delivering reliable and affordable energy to the customers and communities we serve. NiSource is a member of the Dow Jones Sustainability Index – North America. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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